FOR IMMEDIATE RELEASE

Contact: Eric M. Slomer, FHLBank Pittsburgh, 412-288-7694, eric.slomer@fhlb-pgh.com

FHLBank Pittsburgh Announces Second Quarter 2020 Financial Results

PITTSBURGH, July 29, 2020 - The Federal Home Loan Bank of Pittsburgh (FHLBank) announced today unaudited financial results for the second quarter of 2020. FHLBank recorded net income of $60.3 million, and the Board of Directors declared dividends of 6.25% annualized on activity stock and 3.00% annualized on membership stock. Dividends are payable to stockholders on July 30, 2020.

“The Bank remains focused on the health and safety of our staff and remaining a reliable liquidity provider to our members,” said Winthrop Watson, President and Chief Executive Officer. “Advance volumes in the second quarter were lower and reflective of increased liquidity in the market. We remain fully committed to supporting our members when they need us.”

Highlights for second quarter of 2020 include:

▪	Net income of $60.3 million

▪	Net interest income of $102.8 million

▪	Advances at $49.6 billion

▪	Letters of credit at $16.4 billion

▪	Retained earnings at $1.3 billion

Operating Results

FHLBank’s net income totaled $60.3 million for the second quarter of 2020, compared to $67.7 million for the second quarter of 2019. Second quarter 2020 performance allowed FHLBank to set aside $7.1 million for affordable housing programs.

Lower net interest income combined with higher other expenses were the primary drivers for the year-over-year change, though both were partially offset by higher other noninterest income. The $7.4 million decrease in net income year-over-year was driven primarily by the following:

▪	Net interest income was $102.8 million for the second quarter of 2020, a decline of $7.8 million from $110.6 million in 2019.

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Interest income was $284.3 million for the second quarter of 2020, compared with $697.0 million for the second quarter of 2019. This decrease was the result of lower average interest-earning asset balances as well as lower yields driven by lower short-term interest rates.

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Interest expense was $181.5 million for the second quarter of 2020, compared with $586.4 million in the same prior-year period. This decrease was primarily the result of lower average consolidated obligation (CO) balances as well as lower rates paid, which were driven by lower short-term interest rates.

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Other expenses increased $11.9 million to $34.5 million in the second quarter of 2020 compared with the prior year quarter. Higher compensation and benefits and voluntary community investments were the primary drivers in the comparison.

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Other noninterest income was a gain of $0.1 million in the second quarter of 2020, compared with a loss of $11.4 million in the same prior-year period. The improvement in other noninterest income is the result of lower net losses on derivatives and hedging activities, partially offset by higher net losses on investment securities.

FHLBank’s net income totaled $96.2 million for the six months ended June 30, 2020, compared to $165.7 million for the same prior-year period. The $69.5 million decrease was driven primarily by the following:

▪	Net interest income was $198.5 million for the six months ended June 30, 2020, a decline of $42.0 million from $240.5 million in the same prior-year period.

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Interest income was $750.2 million for the six months ended June 30, 2020, compared with $1,426.5 million for the same prior-year period. This decrease was the result of lower average interest-earning asset balances as well as lower yields driven by lower short-term interest rates.

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Interest expense was $551.7 million for the six months ended June 30, 2020, compared with $1,186.0 million in the same prior-year period. This decrease was primarily the result of lower average CO balances as well as lower rates paid, which was driven by lower short-term interest rates.

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Other noninterest income was a loss of $31.2 million for the six months ended June 30, 2020, compared with a loss of $7.3 million in the same prior-year period. This $23.9 million decrease was due primarily to higher net losses on derivatives and hedging activities, partially offset by higher net gains on investment securities in 2020.

Balance Sheet Highlights

At June 30, 2020, total assets were $78.0 billion, compared with $95.7 billion at Dec. 31, 2019. The $17.7 billion decrease was primarily due to advances, which totaled $49.6 billion at June 30, 2020, compared to $65.6 billion at year-end 2019. After a significant increase in first quarter advances that corresponded with member needs, new federal government liquidity programs took hold in the second quarter, which contributed to decreased advance levels.

Total capital at June 30, 2020, was $3.8 billion, compared to $4.5 billion at Dec. 31, 2019. Total retained earnings at June 30, 2020, was $1.3 billion, relatively unchanged from year-end 2019, and included $434.5 million of restricted retained earnings compared with $415.3 million of restricted retained earnings at Dec. 31, 2019. At June 30, 2020, FHLBank had total regulatory capital of $4.0 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 6.25% and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.00%. These dividends will be calculated on stockholders’ average stock balances during the period April 1, 2020, to June 30, 2020, and credited to stockholders’ accounts on July 30, 2020.

Detailed financial information regarding second quarter 2020 results will be available in FHLBank’s Quarterly Report on Form 10-Q, which FHLBank anticipates filing no later than Aug. 11, 2020.

Impact of COVID-19 on Operations and Financial Condition

During continued COVID-19 uncertainty, executive leadership and FHLBank’s Board of Directors have remained focused on the health and safety of our staff and being a reliable, readily available liquidity provider for our members. As an essential business, FHLBank has remained fully operational during the pandemic. During the second quarter, FHLBank continued to operate effectively with nearly all staff working remote. FHLBank continues to monitor guidance from government authorities to determine whether, and in what manner, it is prudent for staff to return to our office locations.

FHLBank’s 2019 Annual Report on Form 10-K and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, outlined several potential drivers of lower performance in 2020, including lower interest rates, increasing operating expenses, and a change in FHLBank’s operating landscape as a result of legislative and regulatory actions. As reported at the end of the first quarter, advance levels in March increased when the pandemic was first impacting the economy. Advances subsequently declined during the second quarter as a result of the actions of the U.S. Treasury and Federal Reserve to stimulate the economy. As described above, FHLBank also operated in a lower interest rate environment and experienced a moderate increase in operating expenses. FHLBank is well-capitalized with significant retained earnings.

FHLBank monitors member credit quality on a regular basis. To date, deterioration in member credit quality has not been material. Given, however, the current economic environment (pandemic-related business limitations, unemployment levels and possible increases in loan forbearance and delinquencies) as well as lower interest rates, we anticipate associated deterioration in member credit quality, particularly should such conditions persist for an extended period.

The prevailing expectation of prolonged low interest rates will likely result in lower net income. Paydown of the high-yielding mortgage-backed securities and Mortgage Partnership Finance® (MPF®) Program portfolios could also weigh on financial performance. Given present economic and market conditions, FHLBank will continue to monitor member credit quality and prudently manage operating expenses.

About FHLBank Pittsburgh

FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions in Delaware, Pennsylvania and West Virginia. FHLBank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and growth in all economic cycles.

This document contains “forward-looking statements” - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve risk.

Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, economic and market conditions including but not limited to real estate, credit and mortgage markets; volatility of market prices, rates and indices related to financial instruments; including but not limited to, the possible discontinuance of the London Interbank Offered Rate (LIBOR) and the related effect on FHLBank’s LIBOR-based financial products, investments and contracts; the occurrence of man-made or natural disasters, endemics, global pandemics, conflicts or terrorist attacks, or other geopolitical events; political, legislative, regulatory, litigation, or judicial events or actions; risks related to mortgage-backed securities (MBS); changes in the assumptions used to estimate credit losses; changes in FHLBank’s capital structure; changes in FHLBank’s capital requirements; changes in expectations regarding FHLBank’s payment of dividends; membership changes; changes in the demand by FHLBank members for FHLBank advances; an increase in advance prepayments; competitive forces, including the availability of other sources of funding for FHLBank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank System’s debt rating or FHLBank’s rating; the ability of FHLBank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligation for which it is the primary obligor and with respect to which FHLBank has joint and several liability; applicable FHLBank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; FHLBank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. Additional risks that might cause FHLBank’s results to differ from these forward-looking statements are provided in detail in FHLBank’s filings with the SEC, which are available at www.sec.gov. Forward-looking statements speak only as of the date made and FHLBank has no obligation, and does not undertake publicly, to update, revise or correct any forward-looking statement for any reason.

“Mortgage Partnership Finance” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Unaudited Condensed Statements of Condition and Income
(in millions)

Condensed Statement of Condition	June 30, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$377.4	$21.5
Investments	22,332.6	24,572.0
Advances	49,614.4	65,610.1
Mortgage loans held for portfolio, net	5,241.5	5,114.6
All other assets	409.1	405.9
Total assets	$77,975.0	$95,724.1

LIABILITIES:
Consolidated obligations	$72,634.6	$89,949.2
All other liabilities	1,521.6	1,302.1
Total liabilities	74,156.2	91,251.3

CAPITAL:
Capital stock	$2,371.4	$3,055.0
Retained earnings	1,333.5	1,326.0
Accumulated other comprehensive income	113.9	91.8
Total capital	3,818.8	4,472.8
Total liabilities and capital	$77,975.0	$95,724.1

	For the three months ended June 30,		For the six months ended June 30,
Condensed Statement of Income	2020	2019	2020	2019
Total interest income	$284.3	$697.0	$750.2	$1,426.5
Total interest expense	181.5	586.4	551.7	1,186.0
Net interest income	102.8	110.6	198.5	240.5

Provision for credit losses	1.0	1.0	4.4	1.4
Gains (losses) on investments	(3.3)	7.8	59.2	17.9
Gains (losses) on derivatives and hedging	(3.9)	(24.8)	(101.3)	(37.8)
All other income	7.3	5.6	10.9	12.6
All other expense	34.5	22.6	54.9	47.2
Income before assessments	67.4	75.6	108.0	184.6

AHP assessment	7.1	7.9	11.8	18.9
Net income	$60.3	$67.7	$96.2	$165.7

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